Exhibit 10.4



















                              TAX SHARING AGREEMENT
                                 BY AND BETWEEN
                      EXECUTONE INFORMATION SERVICES, INC.
                                       AND
                              UNISTAR GAMING CORP.



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                              TAX SHARING AGREEMENT

            This Tax Sharing Agreement (the "Agreement"), dated as of _________ ___, 1998, by and between EXECUTONE Information Systems, Inc., a Virginia corporation ("Executone"), and Unistar Gaming Corp., a Delaware corporation ("Unistar"), is entered into in connection with a Reorganization Agreement (the "Reorganization Agreement"), dated as of _____________ ___,
1998, by and between such parties.
            WHEREAS, Executone, on behalf of itself and its present and future subsidiaries other than Unistar and its present or future subsidiaries (the "Executone Group"), and Unistar, on behalf of itself and its present and future subsidiaries (the "Unistar Group"), have determined that it is necessary and desirable to provide for allocation between the Executone Group and the Unistar Group of all responsibilities, liabilities and benefits relating to taxes paid or payable by either group for all taxable periods, whether beginning before, on or after the Separation Date, and to provide for certain other matters;
            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            As used in this Agreement, terms defined in the Reorganization Agreement or the Share Exchange Agreement, dated August ___, 1998, between Executone, Unistar and certain holders of Executone preferred stock (the "Share Exchange Agreement"), but not defined herein shall have the meanings given in the Reorganization Agreement or the Share Exchange Agreement, as applicable, and the following terms shall have the following meanings (such meanings to be

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equally applicable to both the singular and plural forms of the terms defined):
            Code: the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.
            Consolidated Return Year: with respect to any Unistar Group member, any period for which it is included in a Consolidated Tax Return.
            Consolidated Tax Return:  any consolidated Federal Income Tax
Return filed by Executone, and any consolidated, unitary or combined State Income Tax Return filed by any members of the Executone Group.
            Federal Income Taxes: all United States federal income taxes, and any interest, penalties and additions imposed with respect to such taxes.
            [Foreign Income Taxes: all income taxes (and other taxes measured by net income or net gain) imposed by any country other than the United States or by any political subdivision of any such country, and any interest, penalties and additions imposed with respect to such taxes.]
            Income Taxes: all Federal Income Taxes, State Income Taxes [and Foreign Income Taxes].
            Post-Separation Period: any taxable period ending after the Separation Date.
            Pre-Separation Period: any taxable period ending on or before the Separation Date.
            Separate Return Tax Liability: the amount of any Income Tax for which an entity (i) is liable if it files a Separate Tax Return or (ii) would be liable if it filed a Separate Tax Return for a Consolidated Return Year.

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            Separate Tax Return:  any Income Tax Return other than a
Consolidated Tax Return.
            State Income Taxes: all income taxes (and other taxes measured by net income or net gain) imposed by any State of the United States (including any political subdivision thereof) or the District of Columbia, and any interest, penalties and additions imposed with respect to such taxes.
            Tax Benefit: the Tax effect of any loss, deduction, credit or other item that decreases Taxes paid or payable.
            Tax Detriment: the Tax effect of any income, gain, recapture of credit or other item that increases Taxes paid or payable.
            Tax Returns: all returns, declarations, reports, claims for refund, information returns, statements and other forms required to be filed with respect to any Taxes, including any schedule or attachment thereto and any amendments thereof.
            Taxes: all taxes, however denominated, imposed by any government or governmental entity, and any interest, penalties and additions imposed with respect thereto.

                                   ARTICLE II

                              FILING OF TAX RETURNS

             Section 2.01. Pre-Separation Period Income Tax Returns.
           (a) Consolidated Tax Returns. The income and other tax items of each member of the Unistar Group for any Pre-Separation Period that is a Consolidated Return Year shall be included in the Consolidated Tax Return. Executone shall prepare and timely file all Consolidated Tax Returns for such period.

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            (b) Separate Tax Returns. Executone shall prepare and file (or cause to be filed) any Separate Tax Return of a Unistar Group member due for a Pre-Separation Period.
            (c) Amendments. No Unistar Group member shall file an amended Tax Return for any Pre-Separation Period without Executone's written consent. With respect to any return that includes any Unistar Group member and for which Executone has responsibility under this Section 2.01, Executone shall not file (or cause to be filed) an amended Tax Return or change any tax accounting method or election without Unistar's consent (which shall not be unreasonably withheld) if such action would increase any Tax for which any Unistar Group member is liable under this Agreement, unless (i) such action is required by law or is necessary (in Executone's good-faith opinion) to avoid or reduce any penalty or addition to Tax or (ii) Executone agrees to pay the amount of such increase.
            Section 2.02. Post-Separation Income Tax Returns. Unistar shall prepare and file (or cause to be prepared and filed) all Tax Returns for each Unistar Group member for Post-Separation Periods. For all Post-Separation
Periods beginning before the Separation Date, each such Tax Return shall be based on the same tax accounting methods and elections as used by the appropriate Unistar Group member for the immediately preceding taxable period, unless otherwise required by law or Executone consents in writing to each change from such methods and elections.
            Section 2.03. Other Tax Returns. All Tax Returns not covered by
Section 2.01 or 2.02 shall be prepared and filed by the corporation upon which such obligation is imposed by law.

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                                   ARTICLE III

                                PAYMENT OF TAXES

            Section 3.01. Payment of Taxes in General. Except as otherwise provided in this Article III, Executone shall pay, and shall indemnify and hold each Unistar Group member harmless from and against, all Taxes attributable to any member of the Executone Group, whether heretofore or hereafter arising or incurred. Executone shall be entitled to any reduction in or refund of such Taxes [(except any reduction in or refund of Taxes resulting from carrybacks of any Unistar Group member described in Section 3.04)]. Except as otherwise provided in this Article III, Unistar shall pay, and shall indemnify and hold each Executone Group member harmless from and against, all Taxes attributable to any member of the Unistar Group, whether heretofore or hereafter arising or incurred. Unistar shall be entitled to any reduction in or refund of such Taxes. If a member of the Executone Group or Unistar Group receives a refund of Taxes to which the other group is entitled under this Article III, such member shall remit such refund to the other group by promptly sending such refund to Executone or Unistar, as appropriate; provided, however, that any amount payable in respect of any such refund shall be reduced by the amount of any Taxes incurred, and the present value (based on a discount rate of [6] percent) of any Taxes to be incurred, by any Executone Group member or Unistar Group member, as appropriate, as a result of the accrual or receipt of the refund.
            Section 3.02. Payment of Certain Income Taxes. Executone shall charge Unistar for and Unistar shall pay to Executone, upon demand, each Unistar Group member's Separate Return Tax Liability that is not heretofore paid for any Pre-Separation Period. Such liability shall include, without limitation, any alternative minimum tax liability imposed under section 55 of the Code and any environmental tax liability imposed under section 59A of the Code. To the


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extent not heretofore paid, Executone shall pay to Unistar any Tax Benefit realized by Executone Group members from the use of losses or deductions of Unistar Group members for any Pre-Separation Period ending before January 1, 1998 (thus, for example, Executone shall not pay for any such Tax Benefit relating to any gain or other income arising in connection with the Exchange or the Rights Offering).
            Section 3.03. Adjustments to Tax. Except as otherwise provided herein, Executone shall be responsible for, and shall indemnify and hold each Unistar Group member harmless from and against, all adjustments to Taxes attributable to any Executone Group member, whether heretofore or hereafter arising or incurred; provided, however, that Executone shall not indemnify or hold the Unistar Group harmless from any use of or reduction in net operating losses, other losses or credits as a result of any adjustment to any tax items of the Executone Group for any taxable period ending after December 31, 1997. Executone shall be entitled to any Tax Benefit and shall bear any Tax Detriment resulting from such adjustments [(except adjustments resulting from carrybacks of any Unistar Group member from a Post-Separation Period)]. If an adjustment to a tax item attributable to an Executone Group member reduces the Tax liability of a Unistar Group member, Unistar shall pay promptly to Executone the amount of the Tax Benefit realized by the Unistar Group. If an adjustment to a tax item attributable to an Executone Group member for a Pre-Separation Period ending before January 1, 1998 increases the Tax liability of a Unistar Group member, Executone shall pay promptly to Unistar the amount of the Tax Detriment realized by the Unistar Group upon receiving written notification from Unistar of such amount.
            Unistar shall be responsible for, and shall indemnify and hold harmless each Executone Group member from and against, all adjustments to Taxes


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attributable to any Unistar Group member, whether heretofore or hereafter arising or incurred. Unistar shall be entitled to any Tax Benefit (except as otherwise provided herein) and shall bear any Tax Detriment resulting from such adjustments. If an adjustment to a tax item attributable to any Unistar Group member reduces the Tax liability of an Executone Group member, Executone shall (except as otherwise provided herein) promptly pay to Unistar the amount of the Tax Benefit realized by the Executone Group. If an adjustment to a tax item attributable to any Unistar Group member increases the Tax liability of an Executone Group member, Unistar shall promptly pay the amount of the Tax Detriment incurred by the Executone Group upon receiving written notification from Executone of such amount.
            [Section 3.04. Carrybacks from Post-Separation Periods to Pre-Separation Periods. Any loss, credit or other item attributable to any Unistar Group member arising in a Post-Separation Period may be carried back to a Consolidated Return Period, to the extent and as permitted under applicable law. Executone shall cooperate with any Unistar Group member to the extent reasonably necessary (including, without limitation, amending any Tax Return and filing any claim for refund) for such member to realize the Tax Benefit of carrying such loss, credit or other item back to such Pre-Separation Period. Executone shall remit promptly to Unistar any refund or reduction in Tax resulting from such carryback.]

                                  ARTICLE IV

                                 COOPERATION

            Section 4.01. Cooperation in General. Each of Executone and Unistar agrees to make available to the other party records in its custody and in the custody of any member of its group, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of Tax Returns and documents relating to the assets or businesses of such other party.


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            Section 4.02. Notice, Defense, and Settlement of Tax Claims. If a
member of the Executone Group or Unistar Group receives written notice of a deficiency, contest, audit or other proceeding with respect to a Tax liability for which a member of the other group is liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other group of such matter by promptly sending written notice thereof to Executone or Unistar, as appropriate. Executone and Unistar shall cooperate to contest and defend against any such proposed Tax liability. The corporation that is legally liable for such Tax liability (without regard to this Agreement) shall not settle, compromise or otherwise agree to pay such liability without the consent of the corporation that is liable for such Tax under this Agreement. Such consent shall not be unreasonably withheld.

                                    ARTICLE V

                        COMPLETE AGREEMENT; CONSTRUCTION

            This Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commit-ments and writings with respect to such subject matter.

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            IN WITNESS WHEREOF, Executone and Unistar have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the day and year first above written.



                              EXECUTONE INFORMATION SYSTEMS, INC.



                              By:   ________________________________
                              Name: ________________________________
                              Title:________________________________



                              UNISTAR GAMING CORP.



                              By:   ________________________________
                              Name: ________________________________
                              Title:________________________________